Exhibit 10.2

nStor Technologies, Inc.
100 Century Boulevard
West Palm Beach, Florida 33417

December 31, 2003

H. Irwin Levy
100 Century Blvd
West Palm Beach, FL 33417

Dear Mr. Levy:

We have agreed to the following amendments to that certain 10% Convertible Subordinated Promissory Note, dated June 14, 2002, in the amount of $650,000.00, as amended on June 30, 2003 increasing the outstanding principal of the Note to $818,370.00 with a maturity date of December 31, 2003 (the “Amended Note”), payable by nStor Corporation, Inc. to H. Irwin Levy, copies of which are attached hereto.

1)         The maturity date of the Amended Note is hereby extended from December 31, 2003 to April 30, 2004 (“Maturity”).

2)         Accrued and unpaid interest on the Amended Note through December 31, 2003 in the amount of $41,255 is hereby added to the $818,370 principal amount of the Amended Note so that as of the date hereof, the principal amount of the Amended Note has been increased to $859,625 (the “New Principal Amount”).  Interest at the rate of ten percent (10%) per annum will accrue on the unpaid New Principal Amount and be payable at Maturity.

Except as set forth in this letter, the Note remains unmodified and in full force and effect.

Please indicate your concurrence with the foregoing.

Sincerely,

/s/ Jack Jaiven
Jack Jaiven                                                                               Agreed:
Vice President and Treasurer                                                    By: /s/ H. Irwin Levy
                                                                                                      H. Irwin Levy